Exhibit 99.1

ESSEX PROPERTY TRUST ENTERS INTO EXCLUSIVE NEGOTIATIONS WITH BRE PROPERTIES

Palo Alto, California — December 9, 2013 — Essex Property Trust, Inc. (NYSE:ESS) today announced that it has made a non-binding proposal to acquire BRE Properties, Inc. (NYSE: BRE) in a negotiated strategic business combination.  Under the proposal, each outstanding share of BRE common stock would be exchanged for 0.2971 shares of Essex common stock and $12.33 in cash.  The companies are currently engaged in discussions and have agreed to an exclusivity period.

There can be no assurances that any transaction will be entered into or consummated. Pursuant to the terms of a confidentiality agreement, Essex cannot discuss or disclose developments with respect to these discussions unless and until both Boards have approved a transaction.

About Essex Property Trust, Inc.
Essex Property Trust, Inc., an S&P 400 company, is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages apartment communities located in highly desirable, supply-constrained markets. Essex currently has ownership interests in 163 multifamily properties with an additional 11 properties in various stages of development. Additional information about Essex can be found on the Company's web site at www.essexpropertytrust.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:
 This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual events may differ materially from those anticipated in such forward-looking statements. There can be no assurances that the Company and BRE Properties will ever reach agreement on the terms of a strategic business combination or enter into any agreement; nor can there be any assurances as to any such terms (including price) if an agreement is reached or the timing of reaching an agreement.  Factors that might cause such a difference include, but are not limited to, changes in market demand for rental apartment homes and the impact of competition and competitive pricing, changes in economic conditions, and other risks detailed in the Company's filings with the Securities and Exchange Commission (SEC). All forward-looking statements are made as of today, and the Company assumes no obligation to update this information or to provide any further information concerning any discussions with BRE Properties. For more details relating to risk and uncertainties affect our business in general, please refer to our SEC filings, including the Company’s Report on Form 10-K for the year ended December 31, 2012.

925 East Meadow Drive Palo Alto California 94303 telephone 650 494 3700 facsimile 650 494 8743
www.essexpropertytrust.com

Contact Information

Investors:
Essex Property Trust
Barb Pak
Director of Investor Relations
(650) 494-3700

Media:
Sard Verbinnen & Co
Renée Soto / Lesley Bogdanow
(212) 687-8080